As filed with the Securities and Exchange Commission on March 7, 2005

Registration No. 333-121951

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________

AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

US Dataworks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	84-1290152
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5301 Hollister Road, Suite 250
Houston, Texas 77040
(713) 834-3855
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Ramey
5301 Hollister Road, Suite 250
Houston, Texas 77040
(713) 934-3855
Fax (713) 934-8127
(Name, address, including zip code, and telephone number, including area cod, of agent for service)

Copies to:
David F. Taylor
Locke Liddell & Sapp LLP
600 Travis, 32nd Floor
Houston, Texas 77002
(713) 226-1200
Fax: (713) 223-3717

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

__________________

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	Aggregate offering	Amount of
securities to be registered	registered (1)	per Share (2)	price (2)	registration fee
Common Stock, $0.0001 par value per share(3)	768,199 shares(4)	$1.01	$775,881	$91.32

(1)	Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of the Common Stock as reported on the American Stock Exchange on January 5, 2005.

(3)	Associated with the Common Stock are Series X Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.

(4)	The 768,199 shares registered hereunder represent shares issuable upon conversion of a 10% Convertible Debenture in the amount of $768,199.24.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 7, 2005

Prospectus

US Dataworks, Inc.
Common Stock

     We have prepared this prospectus to allow the person named in this prospectus under the caption the “Selling Stockholder” to sell up to 768,199 shares of our common stock issuable upon conversion of a 10% Convertible Debenture in the amount of $768,199.24.

     The selling stockholder may from time to time offer all or a portion of these shares of common stock through public or private transactions, on the American Stock Exchange or such other securities exchange on which our common stock is traded at the time of the sale. The selling stockholder may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling stockholder may sell these shares under the caption “Plan of Distribution.”

     The selling stockholder will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all of the expenses of registration incurred in connection with this offering, but the selling stockholder will pay all selling and other expenses.

     Our common stock is traded on the American Stock Exchange under the symbol “UDW.” On March 4, 2005, the last reported sale price of our common stock on the American Stock Exchange was $0.86 per share.

     Investing in our common stock involves risk. See “Risk Factors” on beginning on page 4.

__________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

__________________

This date of this prospectus is March 7, 2005.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at its offices in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

     This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC’s public reference room or at the SEC’s website.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below:

•	Our annual report on Form 10-KSB for the fiscal year ended March 31, 2004 (filed with the SEC on June 29, 2004);

•	Our quarterly report on Form 10-QSB for the quarter ended June 30, 2004 (filed with the SEC on August 16, 2004);

•	Our quarterly report on Form 10-QSB for the quarter ended September 30, 2004 (filed with the SEC on November 15, 2004);

•	Our quarterly report on Form 10-QSB for the quarter ended December 31, 2004 (filed with the SEC on February 14, 2005);

•	Our current reports on Form 8-K filed with the SEC on May 20, 2004; December 7, 2004; December 8, 2004; December 13, 2004 and December 16, 2004;

•	The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on April 17, 2000;

•	The description of our Series X Participating Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed under the Exchange Act on July 25, 2003; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Investor Relations
US Dataworks, Inc.
5301 Hollister Road, Suite 250
Houston, Texas 77040
(713) 934-3855

THE COMPANY

     US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top 10 credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remitworks-Daemon for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. Our products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. ACH payments are highly reliable and efficient electronic fund transfers among participating depository financial institutions including the Federal Reserve, the central bank of the United States. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations’ existing technologies, systems and operational workflow. Our strategy is to identify, design and develop products that fill specific niches in the payment processing industry.

     All references to “US Dataworks,” “we,” “us” or “our” mean US Dataworks, Inc.

     MICRworks™, Returnworks™ and Remitworks™ are trademarks of US Dataworks. Other trademarks referenced herein are the property of their respective owners.

     Our executive offices are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040 and our telephone number is (713) 934-3855.

FORWARD-LOOKING STATEMENTS

     When used in this prospectus, the words “expects,” “anticipates,” “believes,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel, our ability to respond to rapid technological change, our ability to increase volume sales of our products and our strategic relationships. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to attract and maintain strategic relationships, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, and the risks set forth in this prospectus under the caption “Risk Factors.” These forward-looking statements speak only as of the date hereof. Except as may be required by the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, and also adversely affect the value of an investment in our common stock.

We have a general history of losses and may not operate profitably in the future.

     We have incurred losses for the last three fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of December 31, 2004, our accumulated deficit was $44,844,756. We believe that our planned growth and profitability will depend in large part on our ability to promote our brand name, gain clients and expand our relationships with clients for whom we would provide licensing agreements and system integration. Accordingly, we intend to invest heavily in marketing, strategic partnership, development of our client base, and development of our marketing technology and operating infrastructure. If we are not successful in promoting our brand name and expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.

If we are unsuccessful in raising additional capital in the future, we may be unable to continue to operate.

     We believe we currently have adequate cash to fund anticipated cash needs through June 30, 2005 and beyond. In April 2004, we raised an additional $4,650,000 of equity capital in a private placement with major institutional investors. In December 2004, we amended the terms of certain existing warrant agreements and raised an additional $1,092,607. However, we may need to raise additional capital in the future. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition, which could require us to:

•	curtail our operations significantly;

•	sell significant assets;

•	seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

•	explore other strategic alternatives including our merger or sale.

Our operating results are subject to fluctuations caused by many factors which could cause us to fail to achieve our revenue or profitability expectations, which in turn could cause our stock price to decline.

     Our operating results can vary significantly depending upon a number of factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

•	market acceptance of and changes in demand for our products and services;

•	gain or loss of clients or strategic relationships;

•	announcement or introduction of new software, services and products by us or by our competitors;

•	our ability to build brand recognition;

•	timing of sales to customers;

•	price competition;

•	our ability to upgrade and develop systems and infrastructure to accommodate growth;

•	our ability to attract and integrate new personnel in a timely and effective manner;

•	our ability to introduce and market products and services in accordance with market demand;

•	changes in governmental regulation;

•	reduction in or delay of capital spending by our clients due to the effects of terrorism, war and political instability; and

•	general economic conditions, including economic conditions specific to the financial services industry.

     In addition, each quarter we derive a significant portion of our revenue from agreements signed at the end of the quarter. Our operating results could suffer if the timing of these agreements is delayed. Depending on the type of agreements we enter into, we may not be able to recognize revenue under these agreements in the quarter in which they are signed. Some or all of these factors could negatively affect demand for our products and services, and our future operating results.

     Most of our operating expenses are relatively fixed in the short-term. We may be unable to adjust spending rapidly to compensate for any unexpected sales shortfall, which could harm our quarterly operating results. Because of the emerging nature of the markets in which we compete, we do not have the ability to predict future operating results with any certainty. Because of the above factors, you should not rely on period-to-period comparisons of results of operation as an indication of future performances.

Because a small number of customers have historically accounted for and may in future periods account for substantial portions of our revenue, our revenue could decline because of delays of customer orders or the failure to retain customers.

     We have a small number of customers that account for a significant portion of our revenue. Our revenue could decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer. We may not obtain additional customers. The failure to obtain additional customers and the failure to retain existing customers will harm our operating results.

If general economic and business conditions do not improve, we may experience decreased revenue or lower growth rates.

     The revenue growth and profitability of our business depends on the overall demand for computer software and services in the product segments in which we compete. Because our sales are primarily to major banking and government customers, our business also depends on general economic and business conditions. A softening of demand caused by a weakening of the economy may result in decreased revenue or lower growth rates. As a result, we may not be able to effectively promote future license revenue growth in our application business.

We may not be able to attract, retain or integrate key personnel, which may prevent us from successfully operating our business.

     We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and harm our financial results.

We operate in a market that is intensely and increasingly competitive, and if we are unable to compete successfully, our revenue could decline and we may be unable to gain market share.

     The market for financial services software is relatively new and highly competitive. Our future success will depend on our ability to adapt to rapidly changing technologies, evolving industry standards, product offerings and evolving demands of the marketplace.

     Some of our competitors have:

•	longer operating histories;

•	larger installed customer bases;

•	greater name recognition and longer relationships with clients; and

•	significantly greater financial, technical, marketing and public relations resources than us.

     Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including:

•	the breadth and quality of services;

•	creative design and systems engineering expertise;

•	pricing;

•	technological innovation; and

•	understanding clients’ strategies and needs.

     Competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services we offer. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

We may be responsible for maintaining the confidentiality of our client’s sensitive information, and any unauthorized use or disclosure could result in substantial damages and harm our reputation.

     The services we provide for our clients may grant us access to confidential or proprietary client information. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. Our contractual provisions attempting to limit these damages may not be enforceable in all instances or may otherwise fail to adequately protect us from liability for damages.

Future sales of our common stock may cause the market price of our common stock to decline.

     As of January 31, 2004, there were approximately 28,777,866 shares of common stock outstanding, of which at least 9,120,139 are restricted securities under the Securities Act, a minority of which are held by our affiliates. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

If we do not adequately protect our intellectual property, our business may suffer, we may lose revenue or we may be required to spend significant time and resources to defend our intellectual property rights.

     We rely on a combination of patent, trademark, trade secrets, confidentiality procedures and contractual procedures to protect our intellectual property rights. If we are unable to adequately protect our intellectual property, our business may suffer from the piracy of our technology and the associated loss in revenue. Any patents that we may hold may not sufficiently protect our intellectual property and may be challenged by third parties. Our efforts to protect our intellectual property rights, may not prevent the misappropriation of our intellectual property. These infringement claims or any future claims could cause us to spend significant time and money to defend our intellectual property rights, redesign our products or develop or license a substitute technology. We may be unsuccessful in acquiring or developing substitute technology and any required license may be unavailable on commercially reasonable terms, if at all. In the event of litigation to determine the validity of any third party claims or claims by us against such third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation. Furthermore, other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights.

USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling stockholder, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholder.

SELLING STOCKHOLDER

     The selling stockholder is offering for resale up to 768,199 shares of our common sock. On November 12, 2004, we entered into a Settlement Agreement and Mutual Release with the selling stockholder, pursuant to which we issued a 10% Convertible Debenture (the “Debenture”) in the amount of $768,199.24. One third of the principal of the Debenture, together with any unpaid interest thereon, is due and payable on September 15, 2005, September 15, 2006 and September 15, 2007. The Debenture and any accrued and unpaid interest is convertible at any time at the option of the holder. The conversion price of the Debenture is $1.10 per share. The shares being registered in this Registration Statement represent the maximum number of shares issuable by the Company upon conversion of the Debenture if the Debenture is converted at any time prior to September 15, 2005.

     The table below sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholder. The selling stockholder may from time to time offer the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholder may offer shares for resale and we cannot assure you that the selling stockholder will sell any or all of the shares offered by this prospectus.

     To our knowledge, the selling stockholder is not a registered broker-dealer. Neither the selling stockholder nor any of his affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Percentage of
			Percentage of			Outstanding
	Number of		Outstanding	Number of	Number of	Common Stock
	Shares		Common Stock	Shares	Shares	Beneficially
	Beneficially		Beneficially	Covered by	Beneficially	Owned if all
	Owned Prior		Owned prior	this	Owned After	Offered Shares
Selling stockholders	to the Offering		to the Offering	Prospectus	the Offering	are Sold

Peter Simons	928,199	(1)	3.1%	768,199	160,000	1%

(1)Includes 160,000 shares of our common stock issuable upon exercise of a Common Stock Purchase Warrant issued to Peter Simmons.

PLAN OF DISTRIBUTION

     The selling stockholder, his pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling stockholder may sell all or part of his shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling stockholder will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the American Stock Exchange. Usual and customary brokerage fees will be paid by the selling stockholder.

     The selling stockholder and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholder and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling stockholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to his sales in the market. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

     The method by which the selling stockholder, or his pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•	sales on the American Stock Exchange, the over-the-counter market, or other securities exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

     Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

     The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon our notification by a selling stockholder that a donee or pedgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholder.

     The selling stockholder will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

          Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling stockholder. The foregoing may affect the marketability of the common stock offered hereby.

          There can be no assurance that the selling stockholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

     The validity of the shares of our common stock will be passed upon for us by Hale Lane Peek Dennison and Howard, Professional Corporation, Reno, Nevada.

EXPERTS

     Ham, Langston & Brezina, LLP, independent accountants, have audited our financial statements for fiscal years 2004 and 2003 included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

     Our financial statements are incorporated by reference in this prospectus in reliance upon the report of Ham, Langston & Brezina, LLP given upon its authority as an expert in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant’s Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

__________________

US DATAWORKS, INC.

__________________

PROSPECTUS
__________________

Common Stock
($0.0001 par value)

March 7, 2005

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the registrant in connection with the offering of the shares of common stock being registered. All amounts are estimates except the SEC registration statement filing fee. None of the costs and expenses listed below will be paid by the selling stockholder:

Securities and Exchange Commission registration fee	$91.32
American Stock Exchange listing fee*	$15,364
Legal fees and expenses*	$15,000
Accounting fees and expenses*	$3,000
Printing fees and expenses	$2,000

Total	$35,455.32

* Estimated

Item 15. Indemnification of Directors and Officers.

     Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant’s Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2002).

4.2	Registration Rights Agreement dated as of April 16, 2004, by and among the Registrant and the signatories thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2004).

4.3	Registration Agreement dated as of November 12, 2004, between the Registrant and Peter Simons

4.4	Common Stock Purchase Warrant to purchase up to 160,000 shares of the Registrant Common Stock issued to Peter Simons

5.1	Opinion of Locke Liddell & Sapp LLP regarding legality of securities being registered.

23.1	Consent of Ham, Langston & Brezina, LLP, independent auditors.

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

99.1	Settlement Agreement and Mutual Release dated November 12, 2004, by and between the Registrant and Peter Simons.

99.2	10% Convertible Debenture issued by the Registrant for the benefit of Peter Simons dated September 15, 2004 (Effective Date).

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on March 7, 2005.

US DATAWORKS, INC.

By:	/s/ Charles E. Ramey
Charles E. Ramey Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Reiland his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Charles E. Ramey	Chief Executive Officer (Principal	March 7, 2005
Executive Officer) and Director
Charles E. Ramey

/s/ John S. Reiland	Chief Financial Officer (Principal	March 7, 2005
Financial and Accounting Officer)
John S. Reiland

/s/ Joe Abrell	Director	March 7, 2005

Joe Abrell

/s/ J. Patrick Millinor, Jr.	Director	March 7, 2005

J. Patrick Millinor, Jr..

/s/ John L. Nicholson, M.D.	Director	March 7, 2005

John L. Nicholson, M.D.

SIGNATURE	TITLE	DATE

/s/ Terry Stepanik	Director	March 7, 2005

Terry Stepanik

/s/ Hayden D. Watson	Director	March 7, 2005

Hayden D. Watson

/s/ Thomas L. West	Director	March 7, 2005

Thomas L. West

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2002).

4.2	Registration Rights Agreement dated as of April 16, 2004, by and among the Registrant and the signatories thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2004).

4.3*	Registration Agreement dated as of November 12, 2004, between the Registrant and Peter Simons

4.4*	Common Stock Purchase Warrant to purchase up to 160,000 shares of the Registrant Common Stock issued to Peter Simons

5.1	Opinion of Hale Lane Peek Dennison and Howard, Professional Corporation regarding legality of securities being registered.

23.1	Consent of Ham, Langston & Brezina, LLP, independent auditors.

23.2	Consent of Hale Lane Peek Dennison and Howard, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

99.1*	Settlement Agreement and Mutual Release dated November 12, 2004, by and between the Registrant and Peter Simons.

99.2*	10% Convertible Debenture issued by the Registrant for the benefit of Peter Simons dated September 15, 2004.

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* previously filed